EXHIBIT 2.1

        STATE OF DELAWARE
       SECRETARY OF STATE

   DIVISION       64=              USA
               F TFO
DELIVERED 09:57 AM 11/10/2003
    FILED 09:58 AM 11/10/2003
 SRV 030719127 - 2175231 FILE

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                          CHANTAL SKIN CARE CORPORATION

        The undersigned, Joel Pensley, hereby certifies that (i) he is the duly elected, qualified and acting President of Chantal Skin Care Corporation, a Delaware corporation, (ii) a Certificate of Amendment of Certificate of Incorporation of this corporation was filed on each of June 19, 1989, March 15, 1994 and August 1, 7 994, and the Certificate of Incorporation of this corporation was filed on October 12, 1988 under the corporate name "Deterrrtinistics Inc', (iii) pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, and (iv) this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with
Section 245 of the General Corporation Law of the State of Delaware.

        FIRST:      The name of the Corporation is Utix Group, Inc.

        SECOND: The address of its registered office in the State of Delaware is Trolley Square, Suite 26 C, Wilmington Delaware 19806, County of New Castle. The name of its registered agent at such address is Inc. Plan (USA), Inc.

        THIRD: The purpose of purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Genera! Corporation Law of Delaware.

        FOURTH: The aggregate number of shares of capital stock which the Corporation is authorized to issue is 60,000,000, divided as follows,

              A. 50,000,000 shares of Common Stock, $0.001 par value per share.

              B. 10,000,000 shares of Preferred Stock, $0.1101 par value per share, which maybe issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders (hereinafter called the "Preferred Stock").

        FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

        SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director

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except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in GOOD FAITH or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, OR (IV) for any transaction to which the director derived any improper personal benefit,

        Subject to the foregoing, the corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expcWcs, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified maybe entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

        Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        IN WITNESS WHEREOF, the undersigned Joel Penslcy has signed this Amended and Restated Certificate of Incorporation as President of said Chantal Skin Care Corporation this 'Tb day of November 2003.

     Joel Pensley
     President


/s/ Joel Pensley
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